                           SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                 Act of 1934
                              (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]


Check the appropriate box:                [_]  Confidential, for Use of the
[ ]  Preliminary Proxy Statement               Commission Only (as permitted by
[X]  Definitive Proxy Statement                Rule 14a-6(e)(2))
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          BORLAND INTERNATIONAL, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


               ------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No Fee Required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                     [LOGO OF BORLAND INTERNATIONAL, INC.]

                          BORLAND INTERNATIONAL, INC.

                                100 BORLAND WAY
                        SCOTTS VALLEY, CALIFORNIA 95066

                                 JULY 24, 1997

  Re: 1997 Annual Meeting

Dear Borland Stockholders:

  On behalf of the Board of Directors, I cordially invite you to attend the 1997 Annual Meeting of Stockholders of Borland International, Inc. (the "Company"). The Annual Meeting will be held on Friday, September 5, 1997, at 10:00 a.m., at the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California.

  The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. In addition, we will report to you on the Company's progress during the year and receive your questions and comments concerning the Company.

  Your vote is important regardless of how many shares you own. Please take a few minutes now to review the proxy statement and to sign and date your proxy card and return it in the envelope provided. You may attend the meeting and vote in person even if you have previously returned your proxy card.

  To assist us in our preparation for the meeting, please mark your proxy card in the space provided if you plan to attend the meeting. No admittance tickets will be required.

  We are gratified by our stockholders' continued interest in the Company and pleased that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so and urge you to return your proxy card as soon as possible.

  I look forward to seeing you at the Annual Meeting.

                                          Very truly yours,

                                          /s/ DELBERT W. YOCAM

                                          DELBERT W. YOCAM
                                          Chairman of the Board and Chief
                                          Executive Officer

                     [LOGO OF BORLAND INTERNATIONAL, INC.]
                          BORLAND INTERNATIONAL, INC.

                                100 BORLAND WAY
                        SCOTTS VALLEY, CALIFORNIA 95066

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 5, 1997

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Borland International, Inc., a Delaware corporation (the "Company"), will be held on Friday, September 5, 1997 at 10:00 a.m. at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

  1. To elect one Class II director to serve a three-year term expiring upon the 2000 Annual Meeting of Stockholders or upon the election and qualification of a duly elected successor.

  2. To approve the Company's 1997 Stock Option Plan, including the reservation of 1,600,000 shares of Common Stock thereunder.

  3. To approve the Company's 1997 Employee Stock Purchase Plan, including the reservation of 200,000 shares of Common Stock thereunder.

  4. To approve the issuance of shares of the Company's Common Stock upon (i) the conversion of up to 1,470 shares of the Company's Series B Convertible Preferred Stock and (ii) the exercise of warrants for the purchase of up to 588,000 shares of the Company's Common Stock.

  5. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the year ending March 31, 1998.

  6. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  These items are fully discussed in the following pages, which are made part of this Notice. Only stockholders of record on the books of the Company at the close of business on July 9, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ HOBART McK. BIRMINGHAM

                                          HOBART McK. BIRMINGHAM
                                          Vice President, General Counsel, and
                                          Secretary

Scotts Valley, California
July 24, 1997

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON, EVEN THOUGH HE OR SHE HAS RETURNED A PROXY.

                            YOUR VOTE IS IMPORTANT.

  IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN
                         IT IN THE ENCLOSED ENVELOPE.

                          BORLAND INTERNATIONAL, INC.

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors (the "Board"), of Borland International, Inc., a Delaware corporation ("Borland" or the "Company") for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California on Friday, September 5, 1997, at 10:00 a.m., and at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement and the foregoing Notice of Annual Meeting. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of Common Stock of the Company ("Common Stock") held in their names. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement will be borne by the Company. The Company has retained Georgeson & Company, Inc. to assist it in connection with the solicitation, at an estimated fee of $8,500 plus reimbursement of out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and the accompanying form of proxy will be mailed on or about July 24, 1997, together with the Company's 1997 Annual Report to Stockholders, to all holders of Common Stock entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only stockholders of record at the close of business on July 9, 1997 will be entitled to notice of, and to vote at, the Annual Meeting. As of July 9, 1997, the Company had outstanding 37,283,641 shares of Common Stock. On each proposal that will come before the Annual Meeting, each share of Common Stock is entitled to one vote. A majority of the votes represented by outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" in a matter are treated as being present at the meeting for purposes of establishing the Quorum, but only shares voted "FOR" or "AGAINST" are treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter. Accordingly, abstentions and broker non-votes will be counted for purpose of determining the presence or absence of the Quorum for the transaction of business, but they will not be counted for purposes of determining the number of Votes Cast with respect to a proposal.

  Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A stockholder may revoke a proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at its principal executive office. A stockholder may also revoke a proxy by attendance at the Annual Meeting and election to vote in person.

  The Company's principal executive office is located at 100 Borland Way, Scotts Valley, California 95066 and the telephone number is (408) 431-1000.

STOCKHOLDER PROPOSALS

  Stockholders of the Company who wish to present proper proposals at the Company's 1998 Annual Meeting of Stockholders must submit their proposals in writing to the Secretary of the Company no later than March 26, 1998 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in order to be included in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes. One class of directors is elected each year for a three-year term. The nominee for the Class II director is Delbert W. Yocam. The Class II director elected in 1997 will serve for a term of three years which expires at the Company's 2000 Annual Meeting of Stockholders or when his successor is elected and qualified or upon his earlier resignation or removal. It is intended that the persons named as Proxies will vote for Mr. Yocam for election to the Board of Directors as a Class II director.

  Mr. Yocam is at present available for election. The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to elect Mr. Yocam. If Mr. Yocam is elected by the Company's stockholders at the Annual Meeting, the Board of Directors will consist of six directors, of whom five members', Messrs. Hara, Heller, Lewis, Miller and Saal, principal occupations are outside the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEE

BIOGRAPHICAL INFORMATION

  Certain biographical information about the Company's directors is set forth below:

   NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL
   MEETING

    DELBERT W. YOCAM, age 53. Mr. Yocam has been the Chairman of the Board and Chief Executive Officer of the Company since December 1996. From November 1994 to December 1996 he served as an independent consultant. From 1992 to 1994, he served as President, Chief Operating Officer and a director of Tektronix, Inc., a measurement, color printing, video and networking company based in Wilsonville, OR. From 1989 to 1992, Mr. Yocam served as an independent consultant. Prior to this, Mr. Yocam served in a variety of executive management positions for ten years at Apple Computer, Inc., a personal computer company. He served as President of Apple Pacific from 1988 to 1989; as Executive Vice President and Chief Operating Officer from 1986 to 1988; as Executive Vice President of Product Operations from 1985 to 1986; as Executive Vice President and General Manager of the Apple II group from 1983 to 1985 and prior to managing the Apple II group, he was Vice President of Operations and Vice President of Manufacturing. Mr. Yocam is a member of the board of directors of Adobe Systems Inc., a desktop publishing and application software company; Raster Graphics, Inc., a large format color printing company and Xircom, Inc., a network access company.

   DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

    GEORGE HARA, age 44. Mr. Hara has served as a director of the Company since April 1990. Mr. Hara is managing partner of DEFTA Partners, a venture capital firm specializing in the information technology area. He is the founder of Data Control Ltd., a computer network provider, for which he served as President until March 31, 1997. Mr. Hara is also a director of Futuretel, a MPEG editing system developer; Pixera, a digital camera manufacturer; Base Technologies, a systems integrator company; and Cybergold, an internet based advertising company. Mr. Hara also serves as chairman of the board of Borland Co. Ltd. (Japan).

    STEPHEN J. LEWIS, age 39. Mr. Lewis has served as a director of the Company since October 1993. Mr. Lewis has been a managing director of Generation Ventures, L.L.C., a China focused venture capital firm since November 1994. Mr. Lewis was a managing director of SCM International Ltd., an international investment bank from 1993 to 1994. Mr. Lewis was employed with Booz-Allen & Hamilton, Inc., a management consulting and technology firm from 1981 to 1993, most recently serving as a Vice President and Partner in the operations management practice. Mr. Lewis is also a director of Invision Interactive, Inc., a multimedia sound company.

   DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

    DAVID HELLER, age 52. Mr. Heller has served as a director of the Company since April 1984. Mr. Heller is a founder, a director and the President of Pacific Technology Capital Corporation, a financial advisory and investment banking firm; a director of Tie Rack West, a clothing accessory company; a director of Power Computing Corporation, a computer manufacturing company and a director of America West Golf Manufacturing, Inc., a golf club manufacturing company.

    WILLIAM F. MILLER, age 71. Mr. Miller has served as a director of the Company since January 1996. Mr. Miller is the Herbert Hoover Professor Emeritus, Graduate School of Business, Stanford University and President Emeritus of SRI International. He is also Professor Emeritus of Computer Science, School of Engineering, Stanford University. In 1990, Dr. Miller retired after 11 years as President and CEO of SRI International. Until recently he served on the board of directors of Wells Fargo Bank and Co.; Varian Associates, Pacific Gas and Electric Company; First Interstate Bancorp and Fireman's Fund Insurance Company. Mr. Miller serves on the board of several private companies and non-profit organizations.

    HARRY J. SAAL, age 53. Dr. Saal has served as a director of the Company since January 1996. Dr. Saal is chairman of Network General Corporation, a network management and analysis company. Prior to founding Network General, Dr. Saal founded Nestar Systems, Inc., a local area network systems company. Dr. Saal is also chairman of Imaging Technologies Corporation, a designer of controllers for laser printers and related devices. He is also a director of GlobalNet Systems, Ltd., an internet service provider, and serves on the board of several non-profit organizations.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

  During the fiscal year ended March 31, 1997, the Board of Directors held fourteen meetings. The Board of Directors has a standing Audit Committee and an Organization and Compensation Committee.

  The Audit Committee recommends the independent public accountants to the Board of Directors. The independent public accountants meet with the Audit Committee, with and without the presence of the Company's management, to review and discuss various matters including the Company's financial statements, the report of the independent public accountants on the results, scope and approach of their work, and their recommendations concerning financial practices and procedures. During fiscal year 1997, the Audit Committee consisted of three nonemployee directors, Messrs. Hara, Heller and Lewis. The Audit Committee met four times during fiscal 1997.

  The Organization and Compensation Committee (the "Compensation Committee") administers the Company's stock option and stock purchase plans, approves salaries, bonuses and other compensation arrangements for the Company's officers, and approves loans to, or loan guarantees for, the Company's officers and employees. During fiscal 1997, the Compensation Committee consisted of two nonemployee directors, Messrs. Heller and Lewis. The Compensation Committee met fifteen times and took action by unanimous written consent three times during fiscal 1997.

  No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board which such director was eligible to attend during the fiscal year and (ii) the total number of meetings held by any committee of the Board upon which such director served.

DIRECTOR COMPENSATION

  Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. Each Nonemployee Director receives an annual retainer of $20,000 payable in four equal quarterly installments. In addition, each Nonemployee Director receives $500 for attending each meeting of the Board of Directors, $250 for attending each Committee Meeting of the Board of Directors on which he serves and $1,000 annually for serving as the chairman of a particular Committee of the Board of Directors. A Nonemployee Director who serves as Chairman of the Board of Directors of the Company receives an additional $20,000 annual retainer and a Nonemployee Director who serves as Chairman of the Board of Directors of

Borland Company, Ltd. (Japan) receives an additional $10,000 annual retainer. Such retainers are payable in equal quarterly installments. In addition to annual director's fees for serving as a director of the Company, the following individuals received additional compensation as follows: Mr. Hara received $10,000 in director fees from Borland Company, Ltd. (Japan) during fiscal year 1997; Mr. Saal received a special bonus of $5,000 in recognition of the additional responsibilities which he assumed on behalf of the Company.

  In addition, Nonemployee Directors receive stock options under the Nonemployee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides that upon their initial election or appointment to the Board of Directors, Nonemployee Directors are automatically issued non statutory options to purchase 30,000 shares of the Company's Common Stock and at every Annual Meeting of the stockholders of the Company each then-serving Nonemployee Director will receive an additional option to purchase 7,500 shares. All options granted under the Directors' Plan have a ten-year term and an exercise price equal to 100% of the fair market value of the underlying stock on the date of grant. The option may not be exercised until the Nonemployee Director has served as a member of the Board of Directors for one year from the date the option is granted. In addition the Director's Plan provides a further option of 30,000 shares to a Nonemployee Director upon his or her election as Chairman of the Board and upon such person being re-elected to the Board of Directors or continuing as a member of the Board as of the adjournment of the Annual Meeting, he or she shall automatically receive a further option for an additional 7,500 shares.

  On April 26, 1996, Mr. Hara was granted an option to purchase 15,000 shares of the Company's Common Stock at $16.75, the fair market value of the underlying stock on the date of the grant, for his role as Chairman of the Board of Directors of Borland Company, Ltd. (Japan). On September 5, 1996, pursuant to the Directors' Plan options were granted to Messrs. Hara, Heller, Lewis, Miller and Saal to purchase 7,500 shares of the Company's Common Stock at an exercise price of $ 7.5625 per share, the fair market value of the underlying stock on the date of the grant. Mr. Miller, as Nonemployee Chairman of the Board, was automatically granted an option to purchase an additional 7,500 shares of the Company's Common Stock at an exercise price of $7.5625 per share, the fair market value of the underlying stock on the date of the grant. On October 24, 1996, pursuant to a special option grant to Nonemployee Directors, options were granted to Messrs. Hara, Heller, Lewis, Miller and Saal to purchase 30,000 shares of the Company's Common Stock at an exercise price of $4.875 per share, the fair market value of the underlying stock on the date of grant.

                                  PROPOSAL 2

                    ADOPTION OF THE 1997 STOCK OPTION PLAN

  At the Annual Meeting, the stockholders will be asked to approve the Borland International, Inc. 1997 Stock Option Plan (the "Option Plan"). The Option Plan authorizes the issuance of up to 1,600,000 shares of the Company's Common Stock (subject to adjustment for certain changes in the capital structure of the Company).

  The Option Plan is intended to replace the Company's 1992 Stock Option Plan, 1993 Stock Option Plan and Nonemployee Directors Stock Option Plan (collectively, the "Prior Plans") once all the options under the Prior Plans have been exhausted or are no longer subject to grant. Under the Prior Plans, as of June 17, 1997, options to purchase an aggregate of 10,000,100 shares of Common Stock were outstanding, 9,658,018 shares had been issued upon the exercise of previously granted options, and only 441,982 shares remained available for future grants, a number that the Board of Directors has determined to be insufficient to meet the Company's current and anticipated needs. The Board of Directors believes that the additional shares authorized by the Option Plan are necessary to enable it to maintain an adequate equity incentive program.

  In addition to enabling the Company to continue to provide necessary incentives, the Option Plan is designed to preserve the Company's ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with options granted under the plan.
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), sets a limit of $1 million on the amount of compensation paid to each of the Company's chief executive officer and four other most highly compensated executive officers that the Company may deduct as an expense for federal income tax purposes. In combination with other types of compensation received by these employees, it is possible that their option-related compensation could exceed this limit in a particular year, however, Section 162(m) exempts certain "performance-based compensation" from this limit. To permit compensation attributable to options granted under the Option Plan to qualify as performance-based compensation, the Option Plan limits the number of shares for which options may be granted in any fiscal year to any employee, including the Company's executive officers, to 500,000, provided that an additional one-time award for up to 1,500,000 shares may be granted to any newly-hired employee. These grant limits are subject to appropriate adjustment in the event of certain changes in the Company's capital structure.

  The Board of Directors adopted the Option Plan on June 18, 1997, subject to and effective upon the date (the "Effective Date") of stockholder approval. Competition for highly qualified individuals in the Company's industry is intense and the Board of Directors believes that in order to attract the best candidates successfully, the Company must continue to offer a competitive equity incentive program. It expects that the Option Plan will be an important factor in attracting and retaining the high caliber employees, directors and consultants essential to the success of the Company and believes that it will serve an important role in motivating employees to contribute to the Company's growth and profitability. The proposed Option Plan is intended to ensure that the Company will continue to have available a reasonable number of shares to meet these goals.

SUMMARY OF THE OPTION PLAN

  The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon written request to the Company's Investor Relations Department.

  General. The purpose of the Option Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward the Company's employees, directors and consultants and by motivating such persons to contribute to the Company's growth and profitability. The Option Plan provides for the grant to employees of incentive stock options within the meaning of section 422 of the Code and the grant to employees, directors and consultants of nonstatutory stock options.

  Shares Subject to Plan. A maximum of 1,600,000 of the authorized but unissued or reacquired shares of Common Stock of the Company may be issued under the Option Plan. However, in order to comply with the requirements of the exemption under Section 162(m) of the Code for performance-based compensation, the Option Plan provides that no employee may be granted in any fiscal year of the Company options which in the aggregate are for more than 500,000 shares, except that the Company may make an additional one-time grant to any newly-hired employee of an option for up to 1,500,000 shares (the "Grant Limits"). Appropriate adjustments will be made to the shares subject to the Option Plan, the Grant Limits, the automatic nonemployee director grants discussed below and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. If any outstanding option expires, terminates or is canceled, or if shares acquired pursuant to an option are repurchased by the Company, the expired or repurchased shares are returned to the Option Plan and again become available for grant.

  Administration. The Option Plan will be administered by the Board of Directors or a duly appointed committee of the Board, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, must be comprised solely of two or more "outside directors" within the meaning of Section 162(m) (hereinafter referred to collectively as the "Board"). Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to the Company upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Board may amend, modify, extend, cancel, renew, or grant a new option in substitution for, any option, waive any restrictions or conditions applicable to any option, and accelerate, continue, extend or defer the exercisability or vesting of any option, including with respect to the period following an optionee's termination of service with the Company. The Option Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan. The Option Plan permits the Board to delegate to an officer the authority to grant one or more options for not more than an aggregate of 250,000 shares in any fiscal year to any person eligible under the plan who is not an officer or a director of the Company, subject to guidelines established by the Board. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

  Eligibility. Options may be granted under the Option Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. In addition, options may be granted to prospective service providers in connection with written employment offers, provided that no shares may be purchased prior to such person's commencement of service. As of June 17, 1997, the Company had approximately 721 employees, including 4 executive officers, 6 directors and 10 consultants who would be eligible under the Option Plan. While any eligible person may be granted a nonstatutory stock option, only employees may be granted incentive stock options.

  Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price of each incentive stock option may not be less than the fair market value of a share of the Common Stock on the date of grant, while the exercise price of a nonstatutory stock option may not be less than 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of June 17, 1997, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $7.215 per share.

  The Option Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price or by means of a promissory note if the optionee is an employee, by such other lawful consideration as approved by the Board, or by any combination of these. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised until the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

  Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Board. The maximum term of an incentive stock option granted under the Option Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years. Unless his or her service is terminated for cause, an optionee's option generally will remain exercisable for three months following termination of service, provided that if termination results from the optionee's death or disability, the option generally will remain exercisable for twelve months following the optionee's termination of service. In any event the option must be exercised no later than its expiration date. The Board, in its discretion, may provide for longer or shorter post-service exercise periods in particular instances.

  Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory stock options granted under the Option Plan may be assigned or transferred to the extent permitted by the Board and set forth in the optionee's option agreement.

  Automatic Grant of Nonemployee Director Options. In addition to authorizing the Board to grant options to employees, directors and consultants on a discretionary basis, the Option Plan provides for the nondiscretionary, automatic grant of options to directors who, at the time of grant, are not employees of the Company or of any parent or subsidiary corporation of the Company (a "Nonemployee Director"). Each person first elected or appointed as a Nonemployee Director on or after the Effective Date will be granted automatically on the date of such initial election or appointment an option to purchase 30,000 shares of Common Stock (an "Initial Option"). In addition, on the date of each Annual Meeting of the stockholders, each Nonemployee Director remaining in office will be granted automatically an option to purchase 7,500 shares of Common Stock (an "Annual Option"). The exercise price per share of each Nonemployee Director option will equal the fair market value of a share of Common Stock on the date of grant, generally the closing price reported on the Nasdaq National Market. Unless earlier terminated under the terms of the Option Plan, Nonemployee Director options will expire ten years after grant. Initial Options will become exercisable in full on their first anniversary, while Annual Options will become exercisable in full on the day preceding the first Annual Meeting of the stockholders following the date of grant. Nonemployee Directors options will remain exercisable for six months following the director's termination of service unless such termination results from the director's death or disability, in which case the option will remain exercisable for twelve months, provided that in no event may the option be exercised after its expiration date.

  Change in Control. The Option Plan provides that in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain immediately after such event direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Change in Control"), the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company's rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation's stock. The Option Plan authorizes the Board to provide in any option agreement under the plan for acceleration of the vesting and exercisability of options upon such circumstances in connection with a Change in Control and to such extent as the Board determines in its discretion. To the extent that the outstanding options are not assumed, replaced or exercised prior to the Change in Control, they will terminate.

  Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the plan have been issued and all restrictions on such shares under the terms of the plan and the agreements evidencing options granted under the plan have lapsed, provided that all incentive stock options must be granted within ten years of the date on which the Board adopted the Option Plan. The Board may terminate or amend the Option Plan at any time. However, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve an option's status as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

  The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

  Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or
(ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period following the determination date is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

NEW PLAN BENEFITS

  No options will be granted under the Option Plan prior to its approval by the stockholders of the Company. With the exception of the automatic grant of options to Nonemployee Directors, future grants under the Option Plan will be made at the discretion of the Board, and, accordingly, are not yet determinable. In addition, benefits under the Option Plan will depend on a number of factors, including the fair market value of the Company's Common Stock on future dates and the exercise decisions made by the optionees. Consequently it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the Option Plan. The following table sets forth the options that would be granted during the current fiscal under the Option Plan if approved by the stockholders to the Nonemployee Directors currently holding office. The term of all options granted under the Option Plan to Nonemployee Directors is ten (10) years from date of grant.

                  NONEMPLOYEE DIRECTORS' STOCK OPTION GRANTS

   NAME OF INDIVIDUAL OR                         NUMBER OF SHARES TO BE GRANTED
   IDENTITY OF GROUP                               AT 1997 ANNUAL MEETING(1)
   ---------------------                         ------------------------------
   George Hara.................................               7,500
   David Heller................................               7,500
   Stephen J. Lewis............................               7,500
   William F. Miller...........................               7,500
   Harry J. Saal...............................               7,500
   All current nonemployee directors as a group
    (5 persons)................................              37,500

--------

(1) The exercise price for the options to be granted on the date of the 1997 Annual Meeting will be determined on the date of the 1997 Annual Meeting.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

  The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting of Stockholders is required for approval of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

                                  PROPOSAL 3

                          APPROVAL OF THE COMPANY'S
                       1997 EMPLOYEE STOCK PURCHASE PLAN

  At the Annual Meeting, the stockholders will be asked to approve the Borland International, Inc. 1997 Employee Stock Purchase Plan (the "Purchase Plan") The Purchase Plan authorizes the issuance of up to 200,000 shares of the Company's Common Stock (subject to adjustment for certain changes in the capital structure of the Company).

  The Purchase Plan is intended to replace the Company's 1990 Employee Stock Purchase Plan (the "1990 Plan"). As of June 17, 1997, of the aggregate of 850,000 shares of Common Stock authorized for issuance under the 1990 Plan, 774,233 shares had been issued and 75,767 shares remained available for future employee purchases.

  The Board of Directors believes that the Purchase Plan benefits the Company and its stockholders by providing its employees with an opportunity through payroll deductions to purchase shares of Common Stock that is helpful in attracting, retaining, and motivating valued employees. To provide an adequate reserve of shares to permit the Company to continue offering employees a stock purchase opportunity, the Board of Directors has adopted the Purchase Plan, subject to and effective upon the date (the "Effective Date") of stockholder approval.

SUMMARY OF THE PURCHASE PLAN

  The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon written request to the Company's Investor Relations Department.

  General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each optionee in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

  Shares Subject to Plan. A maximum of 200,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

  Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right. The Purchase Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

  Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan. As of June 17, 1997, approximately 721 employees, including 4 executive officers, would be eligible to participate in the Purchase Plan were it then in effect.

  Offerings. The Purchase Plan is implemented through two series of Offerings, the terms of which are referred to herein as "Offering Periods." A twelve-month "Annual Offering Period" will generally begin on or about December 1 of each year, and a six-month "Half-Year Offering Period" will generally begin on or about June 1 of each year. An employee may not participate simultaneously in more than one Offering. Generally, each Annual Offering Period is comprised of two six-month "Purchase Periods" ending on or about the last day of May and November of each year, while each Half-Year Offering Period is comprised of a single Purchase Period. However, the Board may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period or Purchase Period. If the Purchase Plan is approved by the stockholders, the initial Annual Offering Period will commence on October 1, 1997, immediately following the end of the current offering under the 1990 Plan, and will end on November 30, 1998.

  Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the "Offering Date"). Payroll deductions may not exceed 15% (or such other rate as the Board determines) of an employee's compensation on any payday during the Offering Period. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

  Subject to any uniform limitations or notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, the Company will refund without interest the participant's accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering. If the fair market value of a share of Common Stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on the Offering Date of a new Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering.

  Subject to certain limitations, each participant in an Offering is granted a Purchase Right for a number of whole shares determined by dividing (i) $2,083.33 multiplied by the number of months in the Offering Period by (ii) the fair market value of a share of Common Stock on the Offering Date. However, the maximum number of shares a participant may purchase in any Offering Period is equal to 208.33 multiplied by the number of months in the Offering Period. As a further limitation, no participant may purchase shares of Common Stock under the Purchase Plan or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased). Purchase Rights are nontransferable and may only be exercised by the participant.

  On the last day of each Purchase Period (a "Purchase Date"), the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the Nasdaq National Market. On June 17, 1997, the closing price per share of Common Stock was $7.125. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

  Change in Control. The Purchase Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain immediately after such event direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Change in Control"), the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume the Company's rights and obligations under the Purchase Plan. However, if such corporation elects not to assume the outstanding Purchase Rights, the Purchase Date of the then current Purchase Period will be accelerated to a date before the Change in Control specified by the Board. Any Purchase Rights that are not assumed or exercised prior to the Change in Control will terminate.

  Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

  If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

  A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Both long-term and short-term capital gains are at present generally subject to the same tax rates as ordinary income, except that long-term capital gains are currently subject to a maximum tax rate of 28%.

  If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

NEW PLAN BENEFITS

  Because benefits under the Purchase Plan will depend on employees' elections to participate and the fair market value of the Company's Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Purchase Plan is approved by the stockholders. Nonemployee directors are not eligible to participate in the Purchase Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting of Stockholders is required for approval of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

                                  PROPOSAL 4

           APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES B CONVERTIBLE PREFERRED STOCK AND EXERCISE OF WARRANTS


  At the Annual Meeting, the stockholders will be asked to approve the issuance of shares of the Company's Common Stock upon (i) the conversion of up to 1,470 shares of the Company's Series B Convertible Preferred Stock (the "Series B Shares") and (ii) the exercise of warrants (the "Warrants") for the purchase of up to 588,000 shares of the Company's Common Stock (the "Warrant Shares").


  General. On June 30, 1997, the Company completed the initial closing (the "Initial Closing") of a privately placed equity financing pursuant to a series of subscription agreements (the "Financing Agreements") with 22 investors (the "Investors"). The Financing Agreements contemplate several closings of sales of Series B Shares and Warrants which are subject to various conditions. At the Initial Closing, the Company raised proceeds of approximately $25 million through the sale of 495 Series B Shares and Warrants to purchase up to 198,000 shares of the Company's Common Stock. After the satisfaction of certain holding periods, each Series B Share is convertible, at the option of its holder, into shares of Common Stock of the Company based upon a conversion price equal to the lower of the lowest closing market price of the Company's Common Stock during the seven trading days before the conversion date or $6.94. The Warrants have an exercise price of $8.67 per share. Subject to various conditions, the Financing Agreements provide for the issuance of an additional 55 Series B Shares and Warrants to purchase 22,000 shares of the Company's Stock which is to be made at a second closing and on the same terms applicable at the Initial Closing.

  Subject to various additional conditions, including, but not limited to, stockholder approval of this proposal, the Company has the option ("Company Put Option") to require the Investors to purchase additional Series B Shares and Warrants and the Investors have the right to require that the Company sell to them additional Series B Shares and Warrants ("Investor Call Options"). The maximum number of additional Series B Shares and Warrants which the Company may require the Investors to purchase is 500 Series B Shares, for an additional purchase price of approximately $25 million, and Warrants to purchase 200,000 shares of the Company's Common Stock. Assuming that the Company exercises its right to sell the maximum number of shares under the Company Put Option, the maximum number of additional Series B Shares which the Investors may require that the Company sell to them under the Investor Call Options is 420 Series B Shares, for a purchase price of approximately $21 million, (or 220 Series B Shares, for a purchase price of approximately $11 million, if the Company does not exercise the Company Put Option) and the number of shares subject to additional Warrants would be 168,000 (or 88,000 if the Company does not exercise the Company Put Option). The Series B Shares and Warrants issued upon exercise of the Company Put Option or the Investor Call Options will have the same terms and rights as the Series B Shares and Warrants issued at the Initial Closing except that the maximum conversion price and exercise price, respectively, will be based upon the market price of the Company's Common Stock at the time of the subsequent issuance of such Series B Shares and Warrants.

  Notwithstanding the above, in order to comply with the rules of the Nasdaq Stock Market which require stockholder approval for issuances of 20% or more of the Company's outstanding stock, the number of shares of the Company's Common Stock issuable pursuant to this financing cannot exceed 20% of the Company's outstanding Common Stock unless the Company obtains the approval of the Company's stockholders.

  After a review of the Company's current and forecasted working capital position, the Board of Directors determined that it was appropriate to raise additional funding. The Company intends such funding to be used, to the extent required, (i) for ongoing operations, (ii) to pay for restructuring costs which were accrued during prior quarters, but not yet paid, (iii) for additional investment and acquisition of technology to the extent good opportunities arise, (iv) to provide additional confidence to customers and the Company's employees regarding the financial stability of the Company.

TERMS OF THE SERIES B SHARES

  The following is a summary of the rights, preferences and privileges of the Series B Shares and the rights granted pursuant to the Financing Agreements:

  Dividends. The Series B Shares are not entitled to any preference with respect to any dividend payments.

  Voting Rights. The holders of the Series B Shares are entitled to that number of votes as shall be equal to the number of shares of Common Stock into which each Series B Share is convertible on the record date for any meeting of stockholders. In addition, the approval of the holders of at least 66 2/3% of the outstanding Series B Shares, voting separately as a class, is required for approval of any amendment to the Company's Certificate of Incorporation which adversely affects the powers, preferences or rights of the Series B Shares or any amendment to or waiver of the terms of the Series B Shares.

  Liquidation Preference. Upon any liquidation, dissolution or winding up of the affairs of the Company, the holder of each Series B Share shall be entitled to be paid $50,000 per share (the amount initially paid for such shares) out of the assets of the Company. If the assets of the Company upon such event are insufficient to make such payment in full, then the holders of Series B Shares shall be entitled to pro rata distribution of all the assets of the Company. After payment in full of the liquidation preference to the holders of Series B Shares, such holders are entitled to no further distributions.

  Conversion. The Series B Shares are convertible into shares of Common Stock, at the election of the holder of such Series B Shares, at a price (the "Conversion Rate") equal to the lower of the market price at the original date of issuance of such share (the "Initial Price") or the market price when a holder of Series B Shares delivers notice of his election to convert such shares ("Notification Date"). "Market price" is generally determined by the closing price for the Company's Common Stock on the applicable date.

  Subject to conditions specified below, the Investor(s) may convert, in aggregate, up to a maximum of a specified percentage of the Series B Shares according to the following schedule:

            DAYS FROM CLOSING   % OF SHARES CONVERTIBLE
            -----------------   -----------------------
              1 through  45                 0
             46 through  90                20
             91 through 135                40
            136 through 180                60
            181 through 225                80
            greater than 225              100

The above limitations on conversion would be eliminated (i) during any Forced Conversion Period (as hereinafter defined) and/or (ii) for any conversions at an effective Conversion Rate which is greater than Conversion Rate applicable when the shares are originally issued, as adjusted in accordance with the Certificate of Determination filed for the Series B Shares.

  Any Series B Shares outstanding five years after the date such shares were initially issued would automatically convert into shares of the Company's Common Stock at the then applicable Conversion Rate.

  Adjustments to Conversion Rate. The Conversion Rate is subject to proportional adjustment upon any stock split, stock dividend or other similar change to the capital stock of the Company. Upon an acquisition of the Company involving a sale of all or substantially all of the assets of the Company and upon a merger, consolidation or other corporate reorganization of the Company which results in the transfer of more than 50% of the voting power of the Company, the holders of the Series B Shares are treated as if they had converted such shares immediately prior to the consummation of such transaction.

  Mandatory Conversion. Following at least (i) 90 calendar days of effectiveness of a registration statement to be filed by the Company with the Securities and Exchange Commission (as described below) and (ii) 20 consecutive trading days during which the closing market price of the Company's Common Stock is no less than twice the Initial Price, the Company may elect to deliver a mandatory conversion notice to all holders of Series B Shares ("Forced Conversion Notice"). Upon receipt of a Forced Conversion Notice, each Investor would be required to convert any and all Series B Shares held by such Investor within the 30 calendar days immediately following receipt of such Forced Conversion Notice ("Forced Conversion Period").

  A Forced Conversion Notice would be deemed null and void, however, if any time during the Forced Conversion Period, (i) the Company's Common Stock trades at a market price which is less than 85% of the closing market price on the day such Forced Conversion Notice is delivered, (ii) the Company's Common Stock is suspended from trading, (iii) the effectiveness of the Registration Statement is suspended, and/or (iv) the Company is in material breach of the Financing Agreements.

  Redemption. Upon at least 20 trading days' written notice, the Company may elect to redeem, on the date which is the second, third or fourth anniversary of effectiveness of the Registration Statement, all of the Series B Shares which remain outstanding on the date which is the second anniversary of effectiveness of the Registration Statement, at 110% of par. Subject to certain conditions, the Company also has a right to call for redemption if the Conversion Rate is less than $6 per share.

  Registration Rights. The Company is obligated to promptly (and in any event prior to September 30, 1997) file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") to cover the Company's Common Stock issuable upon the conversion of the Series B Shares and exercise of the Warrants and/or the resale of such shares. The Company is obligated to use its reasonable best efforts to have the Registration Statement declared effective by the SEC and remain effective until the Company's Common Stock subject to the Registration Statement may otherwise be freely traded without registration. The Company is also obligated to list such shares on the Nasdaq National Market and to take certain actions to comply with applicable state securities laws and regulations.

TERMS OF THE WARRANTS

  For each Series B Share purchased by an Investor, the Company is obligated to grant to such Investor Warrants to purchase 400 shares of the Company's Common Stock. The Warrants have a four year term and an exercise price equal to 125% of the market price for the Company's Common Stock at the original date of issuance of such Warrants. The terms of exercise of the Warrant are subject to customary adjustments on stock splits, stock dividends, any merger or acquisition involving the Company and similar transactions, such as to permit the Investors to receive upon exercise of the Warrants that which they would have received had they exercised the Warrants immediately prior to any such transaction.

CLOSINGS AND OPTIONS

  The first closing of the sale of Series B Shares and Warrants took place on June 30, 1997. At the Initial Closing, 495 Series B Shares and Warrants for the purchase of 198,000 shares of Common Stock were issued for aggregate net proceeds of approximately $25 million. A second closing (the "Second Closing") is to occur pursuant to the Financing Agreements within three (3) business days following the earlier of (i) the date of effectiveness of the Registration Statement and (ii) the date on which the Investors may, as a group, elect. At such closing the Investors are to purchase for an additional payment of approximately $2.5 million, an additional 55 Series B Shares and Warrants to purchase 22,000 shares of Common Stock. If the Second Closing does not occur before June 30, 1998, each Investor would not be required to deliver any additional funds to the Company, but the Company would nonetheless be obligated to deliver the 55 Series B Shares and related Warrants.

  Company Put Option. Beginning September 30, 1997 and ending March 31, 1998, the Company may require that the Investors purchase up to 500 additional Series B Shares, for a purchase price of approximately $25 million, and related Warrants (pro rata per Investor) under the same terms and conditions of the initial issuance of Series B Shares except that the initial conversion price for the Series B Shares and the Warrant exercise price will be based upon the market price at the time of such investment. The Company's ability to exercise such option is subject to a number of conditions, including, among others: (i) the Company has obtained the stockholder approval sought hereby; (ii) the Company's representations and warranties set forth in the Financing Agreements continue to be accurate; (iii) the Company's revenues from the period beginning April 1, 1997 and ending September 30, 1997 are at least $50,000,000; (iv) the Registration Statement has been effective for at least 30 consecutive calendar days; (v) the Company's Common Stock has not been delisted from the Nasdaq National Market and/or suspended from trading; (vi) there has been no change of control involving the Company; (vii) the market price for the Company's Common Stock has been not less than $5.00 per share during the 20 trading days immediately preceding such put; (viii) certain tests are met regarding minimum average daily trading volume in the Company's Common Stock.

  Investor Call Options. At any time from June 30, 1998 through June 30, 2000, each Investor has the right to require that the Company issue for every five
(5) unconverted Series B Shares held by such Investor at June 30, 1998 (or such earlier date as there has been a mandatory conversion), up to an additional two (2) Series B Shares along with a pro-rata share of Warrants. Such right may be exercised only at such time(s) that the closing market price of the Company's Common Stock is greater than $8.00 per share and is otherwise subject to the same terms and conditions as apply to the Second Closing.

LIMITATIONS ON CONVERSION AND EXERCISE

  The Financing Agreements provide that the number of shares of the Company's Common Stock issuable upon conversion of the Series B Shares or exercise of the Warrants cannot exceed 20% of the outstanding shares of the Company's Common Stock without approval of the stockholders of the Company. Likewise, the number of shares of Company Common Stock issuable from to time to any Investor cannot exceed 5% or more of the Company's outstanding Common Stock.

EFFECT ON RIGHTS OF EXISTING SECURITY HOLDERS

  There is no change to the rights, preferences or privileges of the holders of the Company's Common Stock as a result of the transactions which are the subject of the Financing Agreements. However, in addition to the dilutive impact of the issuance of additional shares of capital stock, the Series B Shares have a liquidation preference which entitles the holders thereof to receive payment upon any dissolution or liquidation of the Company in preference to the holders of Common Stock. The amount of such preference is equal to $50,000 per share, the original purchase price for such shares.

  Based upon closing trading price of the Company's Common Stock on June 30, 1997, approximately 3,765,000 shares of Common Stock would be issuable upon conversion of all 495 Series B Shares and exercise of all 198,000 Warrants issued at the Initial Closing. This represents approximately 9.2% of the number of outstanding shares of the Company's Common Stock as of such date including such new issuance. If the Company does not exercise the Company Put Option and the Investors exercise the Investors Call Options in full, the maximum number of shares of Common Stock issuable based upon the closing trading price of the Company's Common Stock as of June 30, 1997 would be 5,857,000, representing approximately 13.6% of the Company's outstanding Common Stock on June 30, 1997 including such new issuance. Assuming that the stockholders of the Company approve this proposal and the full exercise by the Company of the Company Put Option and the full exercise by the Investors of the Investor Call Options, based upon the closing trading of the Company's Common Stock on June 30, 1997, approximately 11,182,000 shares of Common Stock would be issuable upon conversion of all 1,470 Series B Shares and exercise of all 588,000 Warrants, representing approximately 23.1% of the number of shares of the Company's Common Stock outstanding as of June 30, 1997 including such new issuance. The conversion ratio for the Series B Shares is determined by the market price of the Company's Common Stock at the time of future issuance and/or conversion; therefore it is not possible at this time to determine the maximum number of common shares issuable.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting of Stockholders, is required for approval of this proposal.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4

                                  PROPOSAL 5

                            APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Price Waterhouse LLP, independent accountants, to audit the Company's consolidated financial statements for the fiscal year ending March 31, 1998 and recommends that stockholders vote for the ratification of such appointment. A representative of Price Waterhouse LLP will be present at the Annual Meeting and will be available to respond to stockholders' questions and to make a statement if he or she desires to do so.

  The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5

                            ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

  Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of the Company who are not directors of the
Company:

          NAME            AGE                      POSITION
          ----            ---                      --------
Hobart McK. Birmingham..   52 Vice President, General Counsel and Secretary
Kathleen M. Fisher......   42 Vice President, Finance and Chief Financial Officer
David McGlaughlin.......   60 Vice President, International Sales and Operations

  Mr. Birmingham joined the Company in February 1997 as Vice President and General Counsel, and was appointed Secretary in March 1997. Prior to joining the Company, Mr. Birmingham served as Senior Director and Associate General Counsel at Apple Computer, Inc. From 1988 to 1995 Mr. Birmingham was a partner with the law firm of Graham & James. Additionally, Mr. Birmingham served as an associate and partner (1979) with the law firm of Bronson, Bronson & McKinnon from 1974 through 1988.

  Ms. Fisher joined the Company in May 1997 as Vice President of Finance and Chief Financial Officer. Prior to joining the Company, Ms. Fisher served as Vice President of Finance, Treasurer, and Chief Financial Officer at Phoenix Publishing Systems, Inc., a software publishing company. From 1993 to 1995 Ms. Fisher was Vice President of Finance, Treasurer & Chief Financial Officer of Glacier Water Services, Inc., a purified water manufacturer. Ms. Fisher also served as Vice President of Finance & Business Development of Vitarel Microelectronics, a multi-chip modules company from 1990 to 1993.

  Mr. McGlaughlin joined the Company in October 1991 as Country Manager of Borland Canada Software, Inc. In July 1994, Mr. McGlaughlin was appointed Vice President of InterContinental Subsidiaries and, in December 1994, Vice President of International Sales and Operations. Mr. McGlaughlin was designated an executive officer of the Company in June 1995. Prior to joining the Company Mr. McGlaughlin was President of Ashton-Tate Canada, a software development company.

             SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

  To the Company's knowledge, the following table sets forth information regarding ownership of the Company's outstanding Common Stock on June 17, 1997 by (i) beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock; (ii) each current director and nominee for director;
(iii) each executive officer and former executive officer named in the Summary Compensation Table (hereafter referred to as the "named executive officers"); and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

                                                     NUMBER OF SHARES
   NAME                                             BENEFICIALLY OWNED PERCENT
   ----                                             ------------------ -------
   Merrill Lynch & Co., Inc. (1)...................     4,691,463       14.9%
   Delbert W. Yocam (2)(3).........................       336,050         *
   George Hara (2)(4)..............................        90,000         *
   David Heller (2)(5).............................       190,000         *
   Stephen J. Lewis (2)(6).........................        80,640         *
   William F. Miller (2)(7)........................        90,000         *
   Harry J. Saal (2)(8)............................        60,000         *
   David McGlaughlin (2)(9)........................        53,801         *
   Paul Emery (10)(12).............................       252,398         *
   Whitney Lynn (11)(13)...........................        19,945         *
   Gary A. Wetsel (11)(14).........................       289,727         *
   Michael Greenbaum (11)(15)......................        52,414         *
   William Jordan (11)(16).........................           247         *
   All directors and executive officers as a group
    (17) (9 persons)...............................       900,491        2.4%

--------
  * Less than 1%
 (1) Information is based on a Schedule 13G filing dated February 11, 1997. Number of shares which may be deemed beneficially owned includes shares held by various funds related to or managed by Merrill Lynch & Co., Inc. The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281.
 (2) The person indicated is an executive officer or director of the Company.
 (3) Includes options exercisable within 60 days of June 17, 1997 to acquire 336,050 shares.
 (4) Includes options exercisable within 60 days of June 17, 1997 to acquire 90,000 shares.
 (5) Includes options exercisable within 60 days of June 17, 1997 to acquire 190,000 shares.
 (6) Includes options exercisable within 60 days of June 17, 1997 to acquire 75,000 shares.
 (7) Includes options exercisable within 60 days of June 17, 1997 to acquire 90,000 shares.
 (8) Includes options exercisable within 60 days of June 17, 1997 to acquire 60,000 shares.
 (9) Includes options exercisable within 60 days of June 17, 1997 to acquire 53,801 shares.
(10) Mr. Emery ceased to be an executive officer and full-time employee on April 30, 1997.
(11) The person indicated ceased to be an executive officer and a full-time employee of the Company during the fiscal year ended March 31, 1997.
(12) Includes options exercisable within 60 days of June 17, 1997 to acquire 250,000 shares.
(13) Includes options exercisable within 60 days of June 17, 1997 to acquire 19,945 shares.
(14) Includes options exercisable within 60 days of June 17, 1997 to acquire 289,727 shares.
(15) Includes options exercisable within 60 days of June 17, 1997 to acquire 52,414 shares.
(16) No options exercisable within 60 days of June 17, 1997.
(17) Includes options exercisable within 60 days of June 17, 1997 to acquire 894,851 shares.

BOARD ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following is the Report of the Compensation Committee of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the fiscal year ended March 31, 1997. The information contained in this report shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

  The Company's executive compensation program is administered by the Organization and Compensation Committee (the "Committee") of the Board of Directors. The role of the Committee, which is comprised entirely of outside, nonemployee directors, is to review and approve salaries and other compensation of the directors and executive officers of the Company. In addition, the Committee reviews and approves various other Company compensation policies and matters and administers the Company's stock option plans, including the review and approval of stock option grants to the executive officers of the Company.

  The Committee was confronted with significant challenges in fiscal 1997. The Committee focused on the financial difficulties experienced by the Company and the need to recruit new management in order to position the Company to have the best chance at a successful turnaround. Adding to the dilemma of recruiting new members of senior management were two continuing dynamics affecting the technology sector as a whole. First, the tremendous acceleration of initial public offerings in 1996 and 1997 created a vast number of new public companies, significantly increasing the demand for senior management talent industry wide. Second, the continued increases in stock market valuations have resulted in increased expectations from management and have, in turn, significantly increased the costs of recruiting management away from positions in which they have substantial options or other benefits, all or substantially all, of which, must be forfeited when they take a new position.

  Given the above challenges, the Committee is extremely pleased with the new senior management team which the Company has assembled.

Compensation Philosophy

  In structuring the Company's compensation programs, the Committee's goals are to align compensation with the Company's business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company. The Committee also seeks to link executive compensation with the creation of long-term stockholder value. Consistent with these goals, the Company's compensation programs include a combination of salary, bonus and stock options. In particular, stock options are used to link executive incentives and the creation of stockholder value.

  As noted above, for fiscal 1997 the Company was faced with significant challenges. In order to retain and attract new management many of the compensation decisions were "market driven" based upon what the Committee believed the Company had to offer in order to solidify the management team.

  Base Salary. The base salary of most of the Company's current officers was individually negotiated at the time each officer joined the Company or assumed his or her current position. On an ongoing basis, the Committee intends to review annually each executive officer's base salary. When reviewing base salaries, the Committee intends to consider individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Committee believes current executive salaries are in the appropriate range as compared to the salaries offered by competitive companies.

  Bonus. The Company's bonus plans provide for bonuses to be awarded to key employees based on specific goals achieved by the Company and the level of contribution to achievement of the goals by the key employees. The bonus plans are designed such that bonuses when combined with salaries create total compensation which is competitive with other companies against which the Company competes in hiring and retaining key employees. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. The Company's performance objectives include operating, strategic and financial goals considered critical to the Company's short and long term goals.

  Options. The purpose of the Company's Stock Option Plans is to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee makes periodic grants of stock options to eligible employees, generally upon commencement of employment or following a significant change in job responsibilities. Stock options generally vest over a four year period and expire ten years from the date of grant. The exercise price of options is generally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock options and the total number of stock options to be awarded.

  Repricing. During the course of fiscal 1997, the Company implemented certain repricings of existing options. The Committee is very much aware of the general resistance in certain segments of the investor community to option repricings. Although sensitive to such concerns, the Committee is forced to deal with the reality that in the current environment, experienced management and valuable employees have multiple opportunities available to them. Stock options are one of the principal incentives for employees and if such options have an exercise price above the current value of the Company's stock, the value of such options as a motivating and retention factor is substantially reduced. It is very difficult to retain employees when they are presented with other employment opportunities with options which are not "underwater." At the same time, in considering whether to reprice options, the Company must weigh, on the one hand, the direct and indirect costs of attracting and incentivizing replacement management and other employees, to, on the other hand, the cost to the Company of the repriced options needed to keep employees or management who might otherwise leave due to the lower option incentives. On balance, the Committee believed the repricings to be in the best interests of the stockholders of the Company.

  The following table sets forth historical information about the repricing during the last ten years of stock options granted to the Company's executive officers.

                        TEN-YEAR OPTION/SAR REPRICINGS

                                                                                     LENGTH OF
                                     NUMBER OF      MARKET                            ORIGINAL
                                    SECURITIES     PRICE OF     EXERCISE            OPTION TERM
                                    UNDERLYING     STOCK AT     PRICE AT             REMAINING
                                      OPTIONS      TIME OF      TIME OF      NEW     AT DATE OF
                          DATE OF   REPRICED OR  REPRICING OR REPRICING OR EXERCISE REPRICING OR
          NAME           REPRICING AMENDED(#)(1) AMENDMENT($) AMENDMENT($) PRICE($) AMENDMENT(*)
          ----           --------- ------------- ------------ ------------ -------- ------------
David McGlaughlin.......   2/3/97      20,000       6.4375         7.00     6.4375   114 months
                           2/3/97      20,191       6.4375         9.00     6.4375    88 months
                           2/3/97      59,482       6.4375        6.875     6.4375    95 months
Paul Emery..............   2/3/97     250,000       6.4375       7.6875     6.4375   115 months
Philippe Kahn...........   6/7/94     500,000(2)      9.00       39.625       9.00    97 months
                           6/7/94      50,000(2)      9.00        30.00       9.00    78 months
                           6/7/94     500,000         9.00       17.875       9.00   104 months
                          7/24/92     500,000       39.625        49.00     39.625   111 months
Robert H. Kohn..........   2/3/97     191,500       6.4375         9.00     6.4375    88 months
                           2/3/97      25,000       6.4375       6.8750     6.4375    95 months
                           2/3/97      20,000       6.4375       7.0000     6.4375   114 months
                           6/7/94      30,000(2)      9.00       39.625       9.00    97 months
                           6/7/94      20,000(2)      9.00        30.00       9.00    78 months
                           6/7/94     100,000         9.00       17.875       9.00   104 months
                          7/24/92      30,000       39.625        49.00     39.625   111 months
                         12/21/88     140,000         1.13         2.14       1.13   101 months
                         12/21/88      46,311         1.13         1.84       1.13   109 months
                         12/21/88      53,689         1.13         1.87       1.13   108 months
Whitney Lynn............   2/3/97      25,356       6.4375       6.5000     6.4375   116 months
                           2/3/97      14,644       6.4375        6.500     6.4375    44 months
Richard Schwartz........   6/7/94      30,000(2)      9.00       39.625       9.00    97 months
                           6/7/94      40,000         9.00       17.875       9.00   104 months
                           6/7/94      40,000         9.00       16.875       9.00    72 months
                          7/24/94      30,000       39.625        49.00     39.625   111 months
                         12/21/88     100,000         1.13         1.87       1.13   108 months
Gary Wetsel.............   2/3/97     200,000       6.4375       6.8750     6.4375    95 months
                           2/3/97     235,000       6.4375      10.7500     6.4375    93 months

--------
(*) Option may terminate before their expiration date upon the termination of optionee's status as an employee or consultant or upon the optionee's death or disability.
(1) Unless otherwise noted, repriced options were granted on a one for one basis.
(2) Repriced options were granted on a one for four basis.

  Section 162(m) of the Internal Revenue Code (the "Code") imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Given the attention to the overall challenges faced by the Company in recruiting and retaining key management, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as

"performance-based compensation" other than any options that may be granted under the 1997 Stock Option Plan, if approved by the stockholders. The Compensation Committee intends to continue to evaluate the effects of the statute and any Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

CEO Compensation

  The terms of employment for Mr. Yocam, the Company's Chief Executive Officer, were the result of arms-length negotiations between the Company and Mr. Yocam. The Board of Directors felt it imperative that the Company attract a CEO with the vast experience and industry stature of Mr. Yocam in order to provide stability around which a management team could be built and a turnaround plan developed. The terms of Mr. Yocam's employment agreement are described under "Employment Contracts, Termination of Employment and Change-in-Control Arrangements". The Committee believes that Mr. Yocam's salary, bonus and options are in the appropriate range as compared to the compensation arrangements offered to qualified CEOs by companies in similar situations as the Company.

Conclusion

  As a significant portion of the Company's compensation program is linked to Company performance, the Committee believes that compensation is closely tied to increases in long-term stockholder value.

                                          Organization and Compensation
                                           Committee

                                          Stephen Lewis
                                          David Heller

July 9, 1997

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As indicated above, the Compensation Committee during fiscal year 1997 consisted of David Heller and Stephen J. Lewis, neither of whom are, or have been at any time, officers or employees of the Company. No executive officer of the Company served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain summary information concerning compensation paid to or accrued for the Company's Chief Executive Officer, each of the two other executive officers of the Company earning more than $100,000 during fiscal 1997, and all persons serving or acting as Chief Executive Officer of the Company during fiscal 1997, and its two most highly compensated former executive officers (herein collectively referred to as the "named executive officers" ) for the fiscal years ended March 31, 1995, 1996 and 1997:

                          SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                            COMPENSATION
                                       ANNUAL COMPENSATION                     AWARDS
                             --------------------------------------------  ---------------
                                                                             SECURITIES
                                                           OTHER ANNUAL      UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION YEAR SALARY($) BONUS($)      COMPENSATION($)  OPTIONS/SARS(#)  COMPENSATION($)(1)
 --------------------------- ---- --------- ---------     ---------------  ---------------  ------------------
Delbert W. Yocam(2)(3)....   1997  110,769  3,864,184(4)     3,849,908(5)     1,100,000              --
 President and Chief
 Executive Officer
Whitney Lynn(2)(6)........   1997  201,539    100,000(7)           --            40,000(8)           --
 Former Acting Chief
 Executive Officer
Gary A. Wetsel(6).........   1997  114,365      5,000            6,778(9)       435,000(8)       601,558(10)
 Former President and        1996  285,538     99,300              --               --             2,365
 Chief Executive Officer     1995  100,000    245,000(11)          --           450,000(12)          577
David McGlaughlin(13).....   1997  192,000     92,092            8,400(14)       99,673(8)           --
 Vice President,             1996  185,513    107,209           21,639(14)          --               --
 International Sales and
 Operations
Paul Emery(2)(15).........   1997  103,846     32,500              --           250,000(8)           346
 Former Vice President and
 Chief Financial Officer
Michael Greenbaum(6)(13)..   1997  153,605     28,361(16)      539,949(17)       95,000          201,385(18)
 Former Vice President,      1996   12,308        --            10,000(19)       75,000              --
 Corporate Marketing &
 Business Development
William Jordan(6)(13).....   1997  147,600     19,125              --            20,000(20)      160,821(21)
 Former Vice President,      1996  175,000     66,625              --               --               947
 Business Development

--------
 (1) Unless otherwise noted, consists of the Company's matching payments under its 401(k) Plan.
 (2) The person indicated was not an executive officer of the Company during fiscal years 1996 and 1995.
 (3) Mr. Yocam was appointed as President and Chief Executive Officer effective December 2, 1996.
 (4) Includes a $3,744,184 one time sign-on bonus.
 (5) Includes $3,827,364 advanced for the purchase of a residence.
 (6) The person indicated ceased to be an officer and full-time employee of the Company during the fiscal year ended on March 31, 1997.
 (7) Consists of a $100,000 one time sign-on bonus.

 (8) Includes options amended on February 3, 1997 to reduce the exercise price to the market closing price on such date. Excludes option for equal number of shares that may be deemed canceled on such date as a consequence of the repricing. See "Board Organization and Compensation Committee Report on Executive Compensation" and "Ten Year Option Repricings" table for additional information.
 (9) Consists of car allowance.
(10) Includes severance payment of $600,000.
(11) Includes a $150,000 relocation bonus.
(12) Original option grant amended on February 3, 1997 to reduce exercise price. See note (8) above.
(13) The person indicated was not an executive officer of the Company during fiscal year 1995.
(14) The person indicated is a resident of Canada and an employee of the Company's subsidiary, Borland Canada Software, Inc. Consists of car and housing allowance.
(15) Mr. Emery ceased to be an executive officer of the Company on April 30, 1997.
(16) Includes a $25,000 one time sign-on bonus.
(17) Includes relocation assistance payments and interest paid on bridge loan.
(18) Includes severance payment of $200,000.
(19) Consists of a relocation bonus.
(20) In April 1997, the unexercised options terminated under the terms of the option agreement, without receipt of consideration.
(21) Includes $160,417 in severance payments.

Stock Option Grants in Fiscal Year 1997

  The following table contains information concerning the grant of stock options in fiscal year 1997 to the named executive officers and the potential realizable value of such stock options at assumed annual rates of stock appreciation over the terms of such stock options:

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR(*)






                       INDIVIDUAL GRANTS                                           POTENTIAL REALIZED
-----------------------------------------------------------------------             VALUE AT ASSUMED
                                                % OF TOTAL                           ANNUAL RATES OF
                           NUMBER OF           OPTIONS/SARS                            STOCK PRICE
                          SECURITIES            GRANTED TO                          APPRECIATION FOR
                          UNDERLYING            EMPLOYEES    EXERCISE                OPTION TERM(4)
                         OPTIONS/SARS           IN FISCAL     OR BASE   EXPIRATION -------------------
          NAME           GRANTED(#)(1)           YEAR(2)    PRICE($/SH)  DATE(3)     5%($)    10%($)
          ----           -------------         ------------ ----------- ---------- --------- ---------
Delbert W. Yocam........   1,100,000(5)(6)        21.31%      5.50       11/14/06  3,804,813 9,642,142
Whitney Lynn............      40,000(7)(8)         0.77%      6.4375      10/1/00     83,128   196,470
Gary A. Wetsel..........     200,000(8)(9)(10)     3.84%      6.4375       1/6/05    607,871 1,452,981
                             235,000(8)(9)(10)     4.51%      6.4375      11/1/04    694,687 1,652,233
David McGlaughlin.......      20,000(6)(8)(11)     0.38%      6.4375      7/27/06     75,684   188,948
                              59,482(6)(8)(11)     1.14%      6.4375       1/6/05    180,787   432,131
                              20,191(6)(8)(11)     0.39%      6.4375       6/7/04     55,996   131,718
Paul Emery..............     250,000(8)(12)        4.84%      6.4375       9/4/06    959,401 2,402,493
Michael Greenbaum.......      95,000(13)           1.84%      7.00        7/27/06    418,215 1,059,839
William Jordan..........      20,000(14)           0.39%      7.00        7/27/06     88,045   223,124

--------
 (*) No stock appreciation rights were granted to executive officers in fiscal year 1997.
 (1) The Company's option plans are currently administered by the Organization and Compensation Committee (the "Committee") of the Board of Directors. The Committee determines the eligibility of employees and consultants, the number of shares to be granted, and the terms of such grants. All options granted in fiscal year 1997 have an exercise price equal to the fair market value on the date of grant and unless otherwise noted, options vest over a four year period with 25% vesting on the first anniversary of the grant date and 75% vesting daily over three years thereafter or daily over a four year period.
 (2) The Company granted options to purchase an aggregate of 5,161,244 shares (excluding original options grants that may be deemed canceled as a consequence of the repricing on February 3, 1997) to all employees and consultants in fiscal 1997.
 (3) Options may terminate before their expiration date upon the termination of optionee's status as an employee or consultant or upon the optionee's death or disability.
 (4) Under rules promulgated by the SEC, the amounts in these two columns represent the hypothetical gain that would exist for options in this table based on assumed stock price appreciation from the date of grant until the end of such options' ten-year term at assumed annual rates of 5% and 10%. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of a share of the Company's Common Stock were to increase at such rates from the price at the end of fiscal 1997 ($7.125 per share) over the next 10 years, the resulting stock price at 5% and 10% appreciation would be $11.61 and $18.48, respectively. The 5% and 10% assumed annual rates of appreciation do not represent the Company's estimate or projection of future stock price growth.

 (5) From November 14, 1996 to November 14, 1997, the option vests at the rate of 1,222 shares per day. On November 14, 1997, an additional 275,000 shares vest. From November 15, 1997 to May 14, 1999, the option vests at the rate of 713 shares per day. See "Employment Contracts, Termination of Employment and Changes-in-Control Arrangements" for additional information.
 (6) Upon an acquisition of the Company or a change in control the vesting of all options will be accelerated and shall be exercisable in full.
 (7) The options vested daily over one year and expired on July 1, 1997.
 (8) Indicates options repriced on February 3, 1997. Options for an equal number of shares with an exercise price in excess of $6.4375, which may be deemed canceled as a consequence of the repricing, are not reflected in the table. See "Board Organization and Compensation Committee Report on Executive Compensation" and "Ten Year Option Repricings" table for additional information.
 (9) In October 1997, any unexercised options will be canceled under the terms of the option agreement, without receipt of consideration.
(10) Upon an acquisition of the Company and such person is terminated within six months thereafter (other than for cause) one-half of the unvested shares will become fully vested.
(11) Includes an option for 20,000 shares originally granted in 1997 and 79,673 options granted in prior years that were repriced on February 3, 1997. The original option grants, that may be deemed canceled as a consequence of the repricing, are excluded. See "Board Organization and Compensation Committee Report on Executive Compensation" and "Ten Year Option Repricings" table for additional information. Of the above, 79,482 shares vest daily over four years.
(12) Upon termination of employment on April 30, 1997, the options vested in full. Any unexercised options will be canceled three months thereafter under the terms of the option agreement, without receipt of consideration.
(13) Consists of options granted in prior years that were repriced on February 3, 1997. See "Board Organization and Compensation Committee Report on Executive Compensation" and "Ten Year Option Repricings" table for additional information. In March 1998, any unexercised options will be canceled under the terms of the option agreement, without receipt of consideration.
(14) In April 1997, all unexercised options were canceled under the terms of the option agreement, without receipt of consideration.

1997 Aggregated Option Exercises and Fiscal Year-End Option Values

  The following table set forth, with respect to the named executive officers, certain information concerning the exercise of options during the last fiscal year and the number and value of unexercised options held as of the end of last fiscal year:

     AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR END OPTION/SAR VALUES

                                                                            VALUE OF
                                                  NUMBER OF SECURITIES   UNEXERCISED IN-
                           SHARES                UNDERLYING UNEXERCISED     THE-MONEY
                         ACQUIRED ON    VALUE        OPTIONS/SARS AT      OPTIONS/SARS
          NAME           EXERCISE(#) REALIZED($)        FY END(#)        AT FY END($)(1)
          ----           ----------- ----------- ---------------------------------------
Delbert W. Yocam........        0           0    Exercisable     167,414      272,048
                                                 Unexercisable   932,586    1,515,452
Whitney Lynn............        0           0    Exercisable      19,836       13,637
                                                 Unexercisable    20,164       13,863
Gary A. Wetsel..........        0           0    Exercisable     247,192      169,945
                                                 Unexercisable   187,808      129,118
David McGlaughlin.......        0           0    Exercisable      42,461       29,192
                                                 Unexercisable    57,212       39,333
Paul Emery..............        0           0    Exercisable           0            0
                                                 Unexercisable   250,000      171,875
Michael Greenbaum.......        0           0    Exercisable      36,352        2,008
                                                 Unexercisable   133,648        9,867
William Jordan..........   14,731       9,597    Exercisable      37,682            0
                                                 Unexercisable         0            0

--------
(1) Market value of underlying securities based on the closing price of Company's Common Stock on March 31, 1997 on the Nasdaq National Market System of $ 7.1250 minus the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  In November 1996, the Company entered into a thirty-month at-will employment agreement with Mr. Yocam, commencing on December 2, 1996, pursuant to which the Company employed Mr. Yocam as its Chairman of the Board and Chief Executive Officer. The term of the agreement may be extended by Mr. Yocam for an additional 30 month period if he so elects between June 2, 1998 and December 2, 1998. The employment agreement provides for a payment to Mr. Yocam of a signing bonus in an amount calculated to net Mr. Yocam $2 million after taxes, resulting in a gross payment by the Company of approximately $3,744,184. One half of the signing bonus is non-refundable, and one half of the bonus is refundable to the Company if Mr. Yocam voluntarily terminates his employment without good reason before March 2, 1998 or if he fails to be available for his duties as chairman and chief executive officer until such date. The agreement also provides that Mr. Yocam will receive an annual base salary of $360,000 during the term of the agreement and an annual performance bonus ranging from 50% to 300% of base salary. The annual bonus for the first sixteen months of Mr. Yocam's employment is guaranteed to be not less than 100% of base salary. The agreement also entitles Mr. Yocam to all standard benefits available to other executives of the Company. The salary, bonus and benefits elements of Mr. Yocam's compensation are guaranteed during the term of the agreement unless he is terminated for cause or voluntarily terminates his employment other than for good reason or upon a constructive termination.

  Under the employment agreement and the accompanying nonstatutory stock option agreement, Mr. Yocam has been granted an option to purchase 1,100,000 shares of the Company's Common Stock at a price of $5.50 per share under the 1992 Stock Option Plan. From November 14, 1996 to November 14, 1997, the option vests at the rate of 1,222 shares per day. On November 14, 1997, an additional 275,000 shares vest. From November 15, 1997 to May 14, 1999, the option vests at the rate of 713 shares per day. Vesting continues so long as Mr. Yocam remains an employee, officer or director of the Company. The option becomes completely vested if Mr. Yocam is terminated without cause, if he is constructively terminated or if he voluntarily terminates his employment for good reason. If Mr. Yocam voluntarily terminates his employment for any reason within six months after a "change of control", then that number of shares which would have vested over the 12 months following such termination of employment become vested automatically. The agreement defines "change of control" to include any transaction or series of transactions (i) in which any person (excluding Mr. Yocam or a group including Mr. Yocam) obtains beneficial ownership of ten percent (10%) or more of the Company's outstanding voting securities or (ii) which results in a transfer of more than 50% of the voting control of the Company.

  The employment agreement further provided for a $2 million unsecured, interest free loan to Mr. Yocam to assist with the purchase of a new residence in California. By amendment to the agreement, the Company agreed to forgive the entire loan balance as of February 28, 1997 and to pay all income and other tax liabilities of Mr. Yocam associated with such forgiveness, resulting in a gross payment by the Company of approximately $3,827,364. The agreement also requires the Company to reimburse Mr. Yocam for all moving and other relocation expenses in connection with relocating his residence to California and temporary living expenses, up to a maximum of $200,000.

  In September 1996, the Company entered into an agreement with Mr. Lynn pursuant to which the Company would employ Mr. Lynn as Acting President and Chief Executive Officer. The agreement entitled Mr. Lynn to an annual base salary of $400,000, an annual performance bonus of up to 100% of base salary and all standard benefits available to other executives of the Company. Mr. Lynn received an advance of $100,000 of his annual performance bonus. The agreement further provides for an option to purchase 40,000 share of the Company's Common Stock, which vests daily over a one year period.

  Mr. Lynn resigned as Acting President and Chief Executive Officer and full-time employee of the Company, effective April 1, 1997. Pursuant to a Confidential Termination of Employment Agreement and General Release, dated January 22, 1997, Mr. Lynn received normal payment of wages, less all appropriate deductions and his stock options continued to vest until April 1, 1997. Mr. Lynn is not entitled to any other compensation or benefits.

  In July 1996, Mr. Wetsel resigned as President, Chief Executive Officer and Director of the Company. In connection with his resignation, the Company modified its employment agreement with Mr. Wetsel and paid Mr. Wetsel a one time severance payment of $600,000. Pursuant to the modified agreement, the Company employed Mr. Wetsel on a full time basis for three months following July 1, 1996 with all compensation included within the one time severance payment of $600,000. Thereafter, for the remaining nine months, the Company employed Mr. Wetsel part-time at the rate of $5,555 per month. The part-time employment ended on July 1, 1997 at which time his general employee benefits, use of the Company's car and the vesting of stock options previously granted ceased.

  In July 1994, the Company entered into an agreement with Mr. McGlaughlin. The agreement entitles Mr. McGlaughlin to $1,400 per month for a housing allowance, $350 per month transportation allowance and payment of two round trip airplane tickets (coach class) for Mr. McGlaughlin's spouse. Under the agreement Mr. McGlaughlin is entitled to a severance package of payment of twelve months at his base rate of pay and medical benefit coverage for such period.

  In September 1996, the Company entered into an agreement with Mr. Emery pursuant to which the Company would employ Mr. Emery as its Vice President of Finance and Chief Financial Officer. The agreement entitled Mr. Emery to an annual base salary of $200,000, an annual performance bonus ranging from $50,000 up to $100,000 and all standard benefits available to other executives of the Company. Under the agreement Mr. Emery was granted an option to purchase 250,000 share of the Company's Common Stock, which would have vested 25% on the anniversary of the grant date and 75% over the next three years. The vesting of his options accelerated in full upon his termination of employment on April 30, 1997. The agreement further provided that the Company would guarantee a loan of up to $100,000 for the purpose of acquiring a residence, such guarantee to be released within sixty months of the initial hire date or within thirty days following any voluntary termination. Such guarantee was never executed. Mr. Emery is entitled to his base salary for twelve months following the termination of his employment on April 30, 1997.

  In December 1996, Mr. Greenbaum resigned as Vice President, Corporate Marketing and Business Development. In connection with his resignation, the Company and Mr. Greenbaum entered into a Confidential Termination of Employment Agreement and General Release dated January 10, 1997. Mr. Greenbaum was paid a one time severance payment of $200,000 and received a quarterly bonus of $12,500. The agreement further provided that Mr. Greenbaum would be entitled to receive reimbursement of up to $15,000 for outplacement services and it was agreed that the Company would pay Mr. Greenbaum's COBRA payments for one year or until he obtained other medical coverage, whichever first occurred. In addition, his options to purchase shares of the Company's Common Stock vest until December 12, 1997. Mr. Greenbaum was not entitled to any other compensation or benefits, except for reimbursement of relocation expenses submitted to the Company on or before March 1, 1997.

  In September 1996, the Company entered into an agreement with Mr. Jordan which provided that in the event that his employment was terminated for any reason, other than cause, between the first and second anniversary of the agreement, he would be entitled to a severance benefit of eleven months base salary. Mr. Jordan resigned as Vice President, Business Development in January 1997.

CERTAIN TRANSACTIONS WITH MANAGEMENT

  During fiscal 1997, the Company entered into an employment agreement with Mr. Yocam. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements" for additional information.

  Philippe Kahn resigned from the Company's Board of Directors in November 1996. At that time, the Company entered into an agreement with Mr. Kahn to provide services to the Company through December 1997. For such services, the Company transferred and assigned its ownership interest to two musical recordings "Pacific High" and "Walkin' on the Moon" to Mr. Kahn and agreed to the continued vesting of stock options previously granted to Mr. Kahn through December 1997. During fiscal 1997, Mr. Kahn was paid $202,309 for accrued bonuses payable under his prior employment agreement.

  The Company adopted a Severance Plan in January 1997. Such plan covers, among others, all executive officers who have not entered into an agreement with the Company and provides that such officer is entitled to his or her base pay for a period of twelve months, the continuation of health benefits and group term life insurance for two months and $10,000 for outplacement services.

  The Company also adopted a Stock Acceleration Program in January 1997 as part of its efforts to retain and attract key executives. Such program provides that in the event the Company is acquired or is subject to a change-in-control, the vesting of all options held by covered optionees will be accelerated and the options shall be exercisable in full. For these purposes, an "acquisition of the Company" means a merger or other transaction in which the Company or substantially all of its assets is sold or merged and as a result of such transaction, the holders of the Company's Common Stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation and a "change-in-control" means the election of nominees constituting a majority of the Company's Board of Directors who were not approved by a majority of the Company's Board of Directors prior to such election or the acquisition by a third party of twenty percent (20%) or more of the Company's outstanding shares without approval of a majority of the Board of Directors of the Company in office prior to such acquisition.

PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return on the Company's Common Stock from March 1992 to March 1997 compared to the CRSP Total Return Index for Nasdaq Stock Market US Companies and the CRSP Total Return Index for Nasdaq Computer and Data Processing Services Stocks.

  The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.



                       [PERFORMANCE GRAPH APPEARS HERE]

--------
* The graph assumes that $100.00 was invested in the Company's Common Stock and in each index on March 31, 1992. The total return for the Company's Common Stock and the indices used assumes the reinvestment of dividends, even though dividends have not been declared on the Company's Common Stock.

                            CUMULATIVE TOTAL RETURN

                                                     CUMULATIVE TOTAL RETURN
                                                  -----------------------------
                                                  3/92 3/93 3/94 3/95 3/96 3/97
                                                  ---- ---- ---- ---- ---- ----
   Borland International, Inc............... BORL 100   41   27   17   34   13
   Nasdaq Stock Market (U.S.)............... INAS 100  115  124  138  187  208
   Nasdaq Computer & Data Processing........ INAD 100  112  114  154  219  240

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Directors, executive officers, and greater than ten percent holders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 1997, all filing requirements under Section 16(a) applicable to its directors and executive officers were met.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

  The Company's Annual Report for the year ended March 31, 1997 is being mailed to the Company's stockholders herewith. A copy of the Company's 10-K Report for fiscal year 1997, containing information on operations, filed with the Securities and Exchange Commission, is available on request, please write to:

            Investor Relations Department
            Borland International, Inc.
            100 Borland Way
            Scotts Valley, CA 95066

  The Board of Directors hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign, and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          /s/ Hobart McK. Birmingham
                                          -----------------------------------
                                          HOBART McK. BIRMINGHAM, Secretary

Scotts Valley, CA
July 24, 1997

                             AVAILABLE INFORMATION

  Borland is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements (if required) and other information with the Commission. The reports, proxy statements and other information filed by Borland with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The shares of Borland Common Stock are quoted on the Nasdaq National Market, and certain of Borland's reports, proxy materials and other information may be available for inspection at the offices of The Nasdaq Stock Market at 1735 "K" Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following information from documents filed with the Commission by Borland (File No. 0-16096) are incorporated by reference in this Prospectus/Proxy Statement:

    1. Information reported under Items 7, 8, 9 and 14 (including the Company's Consolidated Financial Statements), included in the Company's Annual Report on Form 10-K for the year ended March 31, 1997 (the "Borland Form 10-K");

  All documents filed by Borland pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN APPENDICES TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM BORLAND, ATTN.: CORPORATE SECRETARY, AT 100 BORLAND WAY, SCOTTS VALLEY, CALIFORNIA 95066-3249, (408) 431-1000. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 15, 1997.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BORLAND. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF BORLAND SINCE THE DATE OF THIS PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            FOLD AND DETACH HERE

PROXY

                                   BORLAND
                               100 BORLAND WAY
                           SCOTTS VALLEY, CA 95066

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints HOBART McK. BIRMINGHAM and KATHLEEN M. FISHER as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Borland International, Inc. held of record by the undersigned on July 9, 1997, at the 1997 Annual Meeting of Stockholders to be held on September 5, 1997, and any adjournments or postponements thereof.


  PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS'
RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                                                                   Please mark
                                                             [X]   your votes
                                                                     as this

Management recommends a vote FOR each of these proposals. This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4, and 5.


                                                   FOR       WITHHOLD
                                                 NOMINEE     AUTHORITY
                                                   [ ]          [ ]
1. Election of Class II Director:
   Nominee:
   Delbert W. Yocam


WITHHELD FOR: (Write that nominee's name in the space provided below).

_________________________________________

                                               FOR   AGAINST   ABSTAIN
                                               [ ]     [ ]       [ ]

2. To approve the 1997 Stock Option Plan, including the reservation of 1,600,000 shares of Common Stock thereunder.

                                               FOR   AGAINST   ABSTAIN
                                               [ ]     [ ]       [ ]

3. To approve the 1997 Employee Stock Purchase Plan, including the reservation of 200,000 shares of common stock thereunder.

                                               FOR   AGAINST   ABSTAIN
                                               [ ]     [ ]       [ ]

4. To approve the issuance of shares of the Company's Common Stock upon (i) the conversion of up to 1,470 shares of the Company's Series B Convertible Preferred Stock and (ii) the exercise of warrants for the purchase of up to 588,000 shares of the Company's Common Stock.

                                               FOR   AGAINST   ABSTAIN
                                               [ ]     [ ]       [ ]

5. To ratify the appointment of Price Waterhouse LLP as independent auditors for the 1998 fiscal year.


                            I plan to attend the meeting.  [ ]


Signature: _____________________________   Date: ______________________________

Signature: _____________________________   Date: ______________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.